EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference of our report dated May 15, 2025 in this registration statement on Form F-1 (the “Registration Statement”) with respect to the consolidated financial statements of CDT Environmental Technology Investment Holdings Limited and its subsidiaries as of and for the years ended December 31, 2024, and 2023 and related prospectus of CDT Environmental Technology Investment Holdings Limited filed with the Securities and Exchange Commission.

We also consent to the reference to our Firm under the caption “Experts” in the Registration Statement.

/s/Enrome LLP
Singapore
March 3, 2026

Enrome LLP	143 Cecil Street #19-03/04 GB Building Singapore 069542	admin@enrome-group.com www.enrome-group.com